UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RENT-A-CENTER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Institutional Shareholder Services (“ISS”) and Glass Lewis, the two principal proxy advisory services, have issued guidance to stockholders of Rent-A-Center, Inc. (“Rent-A-Center” or the “Company”) for the Company’s upcoming annual meeting being held on June 5, 2018. In all but one instance, these services recommended that the Company’s stockholders vote “for” each of the proposals to be addressed at the annual meeting, including the Company’s initiative to declassify its board of directors. While Glass Lewis recommended that Rent-A-Center’s stockholders vote “for” the Company’s proposed Advisory Vote on Executive Compensation (the “Say-On-Pay Proposal”), ISS has recommended against this proposal based on the Company’s employment agreement with Mitchell E. Fadel, the Company’s CEO, because his employment arrangement provides a single-trigger change-in-control provision under which he would receive a lump-sum payment only if the Company is sold or control of the Company otherwise rests with a new party.

Rent-A-Center is providing the following additional disclosures in response to the negative recommendation by ISS regarding the Say-On-Pay Proposal to provide further perspective on its Compensation Committee’s deliberations regarding the new CEO’s employment agreement:

•	Mr. Fadel became CEO of Rent-A-Center on January 2, 2018 following the departure of the Company’s founder, Mark Speese, on December 30, 2017, and during the pendency of the Company’s ongoing review of strategic and financial alternatives announced in the fourth quarter of last year.

•	Because Mr. Fadel assumed the leadership role for Rent-A-Center’s management group during a critical time for the Company, the Compensation Committee considered the importance of securing and retaining him as the Company’s chief executive officer given his industry experience, 30-plus years of involvement with the Company, and extensive knowledge of the Company and its operations.

•	As Mr. Fadel was named CEO during the ongoing strategic review process, the Compensation Committee believed it was important to properly incentivize him both in the near term while the strategic review is ongoing and in the longer term following the completion of that review.

•	In the Compensation Committee’s view, the overall employment arrangement for Mr. Fadel was appropriately fair, conservative and near the low-range of the compensation scale as compared to like-situated industry executives.

•	The Compensation Committee determined that Mr. Fadel’s compensation arrangement properly balanced the needs of the Company given the circumstances at the time with the Committee’s general performance-based approach to executive compensation.

•	Mr. Fadel did not receive a signing bonus or an up-front equity grant at the time his employment with the Company commenced, and only later received equity grants in the ordinary course when such grants were made to other members of management in February of this year.

•	While his employment arrangement provides a single-trigger change-in-control provision, the lump-sum payment due to him in the event of a change-in-control within the first twelve months of his employment (during which time, the Company’s strategic alternatives review will have concluded) is only one times his annual base salary, below the multiple commonly afforded executives under similar circumstances.

•	In light of the factors noted above, the Compensation Committee determined that the compensation arrangement put in place for Mr. Fadel was stockholder-friendly and did not position him to receive an outsized payment should the Company’s strategic alternatives review process ultimately result in a change-in-control.

•	The Company’s compensation practices have generally been well received by its stockholders and the proxy advisory community in the past. At the Company’s 2017 annual stockholders meeting, for example, over 94% of the shares present and entitled to vote at that meeting voted in favor of its proposal regarding executive compensation.